UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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TEMPUR SEALY INTERNATIONAL, INC.

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Tempur Sealy International, Inc.
1000 Tempur Way
Lexington, KY 40511

TEMPUR SEALY INTERNATIONAL, INC.
Notice of 2020 Annual Meeting of Stockholders

Dear Valued Stockholder:

Thank you for your ongoing support of, and continued interest in, Tempur Sealy International, Inc. (“Company”). Our entire organization remains committed to our communities during these rapidly changing times. I would like to discuss some of the steps we are taking to ensure that we are able to continue delivering on these commitments during the coronavirus pandemic (“COVID-19”).

As the largest mattress manufacturer in the world, we are not only in the position to help, but we also feel a tremendous responsibility to do so. We have been designated as an essential business during this crisis and our entire workforce has come together to undertake the associated responsibilities.

As an essential business, we are working with numerous government and healthcare organizations to identify and fulfill COVID-19-related needs. Over a short amount of time, our innovative R&D teams have developed mattresses, medical grade foams and other related items to be used in hospitals and other medical facilities. We believe it is important that we do our part to help during the pandemic, which is why we are selling these specialized products at cost in support of all of the frontline workers who are serving our communities during this time of global hardship.

The Company has been through many tests of its resiliency in the past. I believe that our team of dedicated executives and employees are paving the groundwork for the Company to not only withstand the downturn, but continue to strengthen its position in the market. I am pleased to announce that, effective March 25, 2020, I extended my employment contract so that I can be sure to remain a part of this incredible team as we overcome this challenge together.

Finally, I want to share that I have pledged to contribute my remaining 2020 net base salary to the Tempur Sealy Foundation, which supports charities providing critical services to children in need and their families. I am pleased to announce that various members of the executive team have joined me in pledging donations to Tempur Sealy Foundation and that our Board of Directors have elected to forego their Board cash fees for the remainder of 2020, which the Company has chosen to contribute to the Tempur Sealy Foundation. During this time of uncertainty, I am proud to see that the actions of the Company leaders are reflective of the responsibility we feel as a Company to support our communities.

For all of the above reasons, we ask you to vote FOR our proposals, particularly our executive compensation proposal.

As always, we thank you for supporting Tempur Sealy International, Inc.

Sincerely,

Lexington, Kentucky	SCOTT L. THOMPSON
April 16, 2020	Chairman, President and Chief Executive Officer
These additional proxy statement materials contain “forward-looking” statements regarding Tempur Sealy International, Inc.’s current expectations within the meaning of the applicable securities laws and regulations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the risks detailed in Tempur Sealy International, Inc.’s filings with the Securities and Exchange Commission, including the risk factors discussed under the heading “Risk Factors” under Part I, ITEM 1A of the Annual Report on Form 10-K for the year ended December 31, 2019. We assume no obligation to update any of these forward-looking statements.